SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by registrant  |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

  |_|    Preliminary proxy statement

  |X|    Definitive proxy statement

  |_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

  |_|    Definitive additional materials

  |_|    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              AU BON PAIN CO., INC.
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                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   |X|   No fee required

   |_|   Fee computed on table below per Exchange Act Rules 14a-(6)(i)
         (1) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

         --------------------------------------------------------------

   (2)   Aggregate number of securities to which transactions applies:

         --------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         --------------------------------------------------------------

   (4)   Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------

   (5)   Total fee paid:

         --------------------------------------------------------------

   |_|   Fee paid previously with preliminary materials.

   |_|   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount previously paid:

         --------------------------------------------------------------

   (2)   Form, schedule or registration statement no.:

         --------------------------------------------------------------

   (3)   Filing party:

         --------------------------------------------------------------

   (4)   Date filed:

         --------------------------------------------------------------


-----------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                              AU BON PAIN CO., INC.

                    Notice of Annual Meeting of Stockholders

                           June 12, 1997 -- 10:00 A.M.

         You are hereby notified that the Annual Meeting of Stockholders of Au Bon Pain Co., Inc. will be held on Thursday, June 12, 1997 at 10:00 A.M., at USTrust, 40 Court Street, 12th Floor, Boston, Massachusetts, to consider and act upon the following matters:

   1. To elect two (2) Directors;

   2. To ratify the action of the Directors reappointing Coopers & Lybrand L.L.P. as auditors for the Company;

   3. To approve an amendment to the Company's 1992 Equity Incentive Plan to increase the number of shares of Class A Common Stock available for awards from 2,500,000 to 4,300,000;

   4. To approve an amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for purchase from 150,000 to 350,000; and

   5. To transact such other business as may properly come before the meeting.

         If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the envelope provided to: Boston EquiServe Limited Partnership, 150 Royall Street, Canton, Massachusetts 02021.

         Only stockholders of record on the books of the Company at the close of business on April 25, 1997, are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,



                                            Walter D. Wekstein, Secretary

Dated:  April 25, 1997

                              AU BON PAIN CO., INC.

                               EXECUTIVE OFFICES:
                              19 FID KENNEDY AVENUE
                           BOSTON, MASSACHUSETTS 02210


                                 PROXY STATEMENT


                                VOTING PROCEDURES

         This proxy statement and the accompanying proxy card are first being mailed to stockholders commencing on or about April 30, 1997. The accompanying proxy is solicited by the Board of Directors of Au Bon Pain Co., Inc. (the "Company" or "Au Bon Pain"), for use at the Annual Meeting of Stockholders to be held on June 12, 1997, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

         When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy is signed and returned without specifying choices, the shares will be voted 'FOR' proposals 1, 2, 3 and 4 and in the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by written notice to the Company, by oral notice to the Secretary at the meeting or by submitting a later dated proxy.

         The Board of Directors has fixed April 25, 1997 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 10,092,430 shares of Class A Common Stock (each of which is entitled to one vote), and 1,632,947 shares of Class B Common Stock (each of which is entitled to three votes) of the Company issued and outstanding. The Class A and Class B Common Stock are referred to in this proxy statement as the "Common Stock." The holders of Common Stock do not have cumulative voting rights.

         For all Items on the agenda, the holders of a majority in interest of the combined voting power of the Class A and Class B Common Stock issued and outstanding and entitled to vote and present in person or represented by proxy, will constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on an Item, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

         Assuming the presence of a quorum, Directors of the Company are elected by plurality vote of the combined voting power of the shares of Class A and Class B Common Stock present in person or represented by proxy and voting in the election of Directors. Shares may be voted for or withheld from each nominee for election as a Director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and will have no effect on the election of Directors of the Company.

         Assuming the presence of a quorum, Item 2 must be approved by affirmative vote of a majority of the combined voting power of the shares of Class A and Class B Common Stock present in person or represented by proxy and voting on each matter. Shares represented by proxies which are marked "abstain" for Item 2 on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for the respective Items and, therefore, will have no effect on the vote.

         Assuming the presence of a quorum, Items 3 and 4, the proposals to amend the 1992 Equity Incentive Plan and the Employee Stock Purchase Plan, under applicable Securities and Exchange Commission (the "Commission" or the "SEC") rules, must be approved by a majority in interest of the combined voting power of the Class A and Class B Common Stock present in person or represented by proxy and entitled to vote on the matter. Shares represented by proxies which are marked "abstain" for Item 3 or 4 will have the same effect as a vote "against" such Item.

         Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. Item 1, the uncontested election of directors, and Item 2, the ratification of independent accountants are "routine" matters for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine", namely Items 3 and 4 on the Agenda for this meeting of the Company's stockholders, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter (whether it is "routine" or "non-routine") or does not indicate a specific choice ("for," "against" or "abstain") on a matter that is "non-routine," that action is called a "broker non-vote" as to that matter. Broker "non-votes" with respect to "routine" matters such as Items 1 and 2 on the agenda for this meeting, or "non-routine" matters, are not counted in determining the number of votes cast with respect to the matter. If a broker submits a proxy but does not indicate a specific choice on a "routine" matter, the shares will be voted as specified in the proxy card. At this meeting of the Company's stockholders, shares represented by such proxy card would be voted for the election of the director nominees and for the ratification of the independent accountants.

                              ELECTION OF DIRECTORS
                             (Item 1 On Proxy Card)

         The Board of Directors currently consists of seven members, divided as nearly as possible into three classes each having an equal number of directors, with the terms of each class staggered so that the term of one class expires at each annual meeting of the stockholders.

         Nominees Louis I. Kane and James R. McManus, the directors whose terms expire at the 1997 annual meeting, are both currently members of the Board. Unless otherwise instructed in the proxy, all proxies will be voted for the election of each of the nominees to a three-year term expiring at the 2000 annual meeting, with each to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate by striking out the name of the nominee(s) on the proxy card. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES.

         Information Regarding Nominees, Directors and Executive Officers

         The following table and biographical descriptions sets forth information regarding the principal occupation, other affiliations, committee memberships and age, for the nominees for election as a director, each director continuing in office and the executive officers of the Company who are not directors, based on information furnished to the Company by each director and officer. The following information is as of March 1, 1997 unless otherwise noted.

                                                                                    Term as
         Name                             Age    Position with Company           a Director Ends
         ----                             ---    ---------------------           ---------------
Nominees for Election:
     Louis I. Kane..................       66     Co-Chairman, Director              2000*
     James R. McManus (1)(2)........       63     Director                           2000*

Directors continuing in Office:
     Francis W. Hatch (1)(2)(3).....       71     Director                           1999
     George E. Kane (3).............       92     Director                           1998
     Henry J. Nasella (1)(2)........       50     Director                           1998
     Joseph Shaich (1)(3)...........       70     Director                           1998
     Ronald M. Shaich...............       43     Co-Chairman, Director, Chief       1999
                                                  Executive Office

-----------------
     * Assuming election at this Annual Meeting.

(1)  Member of the Compensation and Stock Option Committee.
(2)  Member of the Committee on Nominations.
(3)  Member of the Audit Committee.

Nominees for Election as Directors

         LOUIS I. KANE, Director since 1981, co-founder of the Company and Co-Chairman of the Board since January 1988. From January 1988 to May 1994, Mr. Kane served as Co-Chief Executive Officer of the Company. From March 1981 to January 1988, Mr. Kane served as Chairman and Chief

Executive Officer of the Company. Beginning in August 1978, Mr. Kane was Chief Executive Officer of Au Bon Pain Corporation, an operator of French bakeries and a predecessor of the Company.

         JAMES R. MCMANUS, Director since October 1987. Since 1971, Mr. McManus has been Chairman, CEO and founder of Marketing Corporation of America, Westport, Connecticut, a marketing consulting and marketing services firm which advises companies in the consumer products and services industry. Mr. McManus is also a director of First Brands Corporation. On February 1, 1994, Mr. McManus resigned as President and Chief Executive Officer of Business Express, Inc., a regional airline operating in the Northeastern United States. On January 22, 1996, a petition for Chapter XI Bankruptcy Protection was filed against Business Express, Inc. in federal Bankruptcy Court in Manchester, New Hampshire by Saab Aircraft of America and two of its operating subsidiaries.

Directors Continuing In Office

         FRANCIS W. HATCH, Director since February 1983. Mr. Hatch is a trustee of certain private trusts, and also serves as a director of various corporations.

         GEORGE E. KANE, Director since November 1988. Mr. Kane was a Director of the Company from March 1981 to December 1985 and a Director Emeritus from December 1985 to November 1988. Mr. Kane retired in 1970 as President of Garden City Trust Company (now University Trust Company). Mr. Kane is an Honorary Director of USTrust. Mr. Kane is the father of Louis I. Kane.

         HENRY J. NASELLA, Director since June 1995. Mr. Nasella has been the president, chief executive officer and chairman of Star Markets Company, Inc. from September 1994. From January 1994 to September 1994, he was a principal of Phillips-Smith Specialty Venture Capital. From 1988 to July 1993, Mr. Nasella served as the president and chief operating officer of Staples, Inc. Mr. Nasella served as president and chief executive officer of Staples USA (Domestic) from 1992 to July 1993. Mr. Nasella currently is a member of the Board of Visitors of Northeastern University School of Business and a member of the Board of Trustees of Northeastern University Corporation.

         JOSEPH SHAICH, Director since March 1981. Mr. Shaich was Chief Financial Officer and Treasurer of the Company from March 1981 to May 1984. Until his retirement in September 1991, Mr. Shaich was a Certified Public Accountant in private practice in New Jersey since 1954. Since September 1991, Mr. Shaich has been a self-employed consultant. Mr. Shaich is the father of Ronald M. Shaich.

         RONALD M. SHAICH, Director since 1981, co-founder of the Company, Co-Chairman of the Board since January 1988 and Chief Executive Officer since May 1994. Mr. Shaich and Mr. Louis Kane are co-founders of the Company. From January 1988 to May 25, 1994, Mr. Shaich served as Co-Chief Executive Officer of the Company.

Executive Officers Who Are Not Directors

         MAXWELL T. ABBOTT, 50, Senior Vice President Technical Services since June 1995. Prior to that time and for the five years preceding December 28, 1996, Mr. Abbott was Senior Vice President - Research and Development of Long John Silver's, Inc.

         JOHN P. BILLINGSLEY, 37, Senior Vice President Development Services since July 1994. Prior to that time and for the five years preceding December 28, 1996, Mr. Billingsley was employed in various positions with the Company.

         MARK A. BORLAND, 44, Executive Vice President since January 1993 and President, Manufacturing Services Division since January 1995. Prior to January 1995 and from May 1992, Mr. Borland served as Executive Vice President of Au Bon Pain Retail Operations and Manufacturing Operations. Prior to May 1992 and for the five years preceding December 28, 1996, Mr. Borland served as Vice President Manufacturing Operations of the Company.

         ANTHONY J. CARROLL, 45, Vice President and Chief Financial Officer since November 1988. Mr. Carroll has also served as Treasurer of the Company since 1992.

         MARIEL CLARK, 40, Senior Vice President Corporate Human Resources since July 1994. Prior to that and since January 1993, Ms. Clark served as Vice President Human Resources. From November 1990 to June 1992, Ms. Clark served as a principal of Bridges.

         THOMAS R. HOWLEY, 46, Vice President, General Counsel and Assistant Secretary since January 1993. Prior to that time and for the five years preceding December 28, 1996, Mr. Howley was an attorney with the law firm of Rackemann, Sawyer and Brewster.

         RICHARD C. POSTLE, 48, Executive Vice President and President, Saint Louis Bread Company, Inc. since August 1995. From August 1994 through August 1995, Mr. Postle was President and Chief Operating Officer of Checker Drive-In Restaurants, Inc. From January 1992 through August 1994, Mr. Postle was Senior Vice President, Operations of KFC-USA. From 1988 through December 1991, Mr. Postle was Chief Operating Executive of Brice Foods Inc.

         ROBERT TAFT, 44, Executive Vice President since February 1997 and President, Au Bon Pain Retail Stores Division since October 1996. From June
1996 to October 1996, Mr. Taft was Executive Vice President of Golden Corral and from November 1993 to May 1996 he was President and Chief Executive Officer of Papa Gino's. Mr. Taft was previously President of Skippers, Inc.

         SAMUEL H. YONG, 47, Executive Vice President and President, International and Trade Channels Division since January 1994. From April 1989 to December 1993, Mr. Yong served as Managing Director for Burger King Asia Pacific Private, Ltd.


The Board of Directors and Its Committees

         The Company's Board of Directors held nine meetings, including one action by written consent, during fiscal year 1996. The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee and a Committee on Nominations.

         The Audit Committee, which held three meetings in fiscal year 1996, meets with the Company's auditors and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, reviews the independence of the independent accountants and the adequacy and effectiveness of the Company's internal accounting controls. The Audit Committee consists of three members, currently Messrs. Joseph Shaich, George E. Kane and Francis W. Hatch, and is reconstituted annually. All members of the Audit Committee attended all meetings in 1996.

         The Compensation and Stock Option Committee ("Compensation Committee"), which held six meetings in fiscal year 1996, establishes the compensation, including stock options and other incentive arrangements, of the Company's Co-Chairmen and Chief Executive Officer. It also administers the Company's 1992 Equity Incentive Plan and 1992 Employee Stock Purchase Plan. The Compensation Committee consists of four members, currently Messrs. Francis W. Hatch, James R. McManus, Henry J. Nasella and Joseph Shaich, and is reconstituted annually. All members of the Compensation Committee attended at least 75% of meetings in 1996.

         The Committee on Nominations was established in November 1995 and held one meeting in 1996. The Committee on Nominations consists of three members, currently Messrs. Francis W. Hatch, James R. McManus and Henry J. Nasella, and is reconstituted annually. The Committee on Nominations selects nominees for election as Directors and will consider written recommendations from any stockholder of record with respect to nominees for Directors of the Company.

         All directors attended at least 75% of the meeting of the Board and of the committees of which they are members.


Compensation Committee Interlocks and Insider Participation

         None of the members of the Compensation Committee has interlocking or other relationships with other boards or with the Company that would call into question his independence as a Committee member. Joseph Shaich served as Treasurer of the Company from March 1981 to May 1984. Mr. Shaich was engaged to provide management and financial consulting services to the Company for fiscal 1996. Mr. Shaich's consulting arrangement, which was ratified by the Board of Directors in January 1996 for the year ending December 28, 1996, provided for the payment of $50,000 for services provided to the Company. This fee was determined pursuant to negotiations between Mr. Shaich and the Company and was not based on an hourly rate. Mr. Shaich is not employed as a consultant for fiscal 1997.


Compensation of Directors

         Directors who are not employees of the Company receive a quarterly fee ranging from $3,000 to $3,500 for serving on the Board, plus reimbursement of out-of-pocket expenses for attendance at each Board or committee meeting.

         Under a formula-based stock option plan for independent directors (the "Directors' Plan"), as amended by the stockholders at the 1995 Annual Meeting of Stockholders, each current director who is not an employee or principal stockholder of the Company ("independent director") first elected after the effective date of the Directors' Plan will receive, upon his or her election to the board, a one-time grant of an option to purchase 5,000 shares of Class A Common stock. All independent directors who serve as such at the end of each of the Company's fiscal years will receive an option to purchase 5,000 shares of Class A Common Stock. All such options will have an exercise price per share equal to the fair market value of a share of Class A Common Stock as of the close of the market the trading day immediately preceding the grant date, will be fully vested when granted, and will be exercisable for a period of 10 years.

         Mr. Joseph Shaich was engaged to provide management and financial consulting services to the Company for fiscal 1996. Mr. Shaich's consulting arrangement, which was ratified by the Board of Directors in January 1996 for the year ending December 28, 1996, provided for the payment of $50,000 for services provided to the Company. This fee was determined pursuant to negotiations between Mr. Shaich and the Company and was not based on an hourly rate. Mr. Shaich is not employed as a consultant for fiscal 1997.


                RATIFICATION OF CHOICE OF INDEPENDENT ACCOUNTANTS
                             (Item 2 on Proxy Card)

         The Board of Directors has reappointed the firm of Coopers & Lybrand L.L.P., independent accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 27, 1997. In accordance with a resolution of the Board of Directors, this reappointment is being presented to the stockholders for ratification at the meeting.

         Coopers & Lybrand L.L.P. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be given the opportunity to make a statement on behalf of Coopers & Lybrand L.L.P. if they so desire. The representatives also will be available to respond to appropriate questions raised by those in attendance at the meeting.

         Proxies solicited by management will be so voted unless stockholders specify otherwise. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors will not change the appointment for fiscal 1997, but will consider the stockholder vote in appointing auditors for fiscal 1998.


                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                  'FOR' THE REAPPOINTMENT OF COOPERS & LYBRAND
                  L.L.P. AS INDEPENDENT ACCOUNTANTS FOR FISCAL
                                   YEAR 1997.


                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
           RESERVED FOR ISSUANCE UNDER THE 1992 EQUITY INCENTIVE PLAN
                             (Item 3 On Proxy Card)

         The purpose of the 1992 Equity Incentive Plan (the "1992 Equity Plan") is to provide incentives to officers, key employees and other employees of the Company, through the granting of stock options (both qualified and non-qualified), stock appreciation rights, performance shares, restricted stock or stock units.

         The 1992 Equity Plan was adopted by the Company's Board of Directors in October, 1991 to be effective January 1, 1992 and was approved by the Company's stockholders in June, 1992. The 1992 Equity Plan made 950,000 shares of Class A Common Stock available for awards thereunder. In May, 1994 the Company's stockholders approved an amendment to the 1992 Equity Plan to increase the number of shares of Class A Common Stock available for awards from 950,000 to 2,500,000. The Board of Directors has approved and recommends to the stockholders that they approve a further amendment to increase the number of shares of Class A Common Stock authorized for issuance pursuant to the 1992 Equity Plan to 4,300,000 shares, an increase of 1,800,000 shares.

         The number of employees eligible to participate under the 1992 Equity Plan is approximately 157 persons. The number of shares currently subject to option awards is 1,921,491. The Company's management, through the Board's Compensation and Stock Option Committee (the "Committee"), relies on stock options and other stock awards as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors believes that the proposed increase in the number of shares available under the 1992 Equity Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future employees. The Committee estimates that the additional shares which the proposed amendment would authorize is sufficient to satisfy the requirements of the 1992 Equity Plan through the year 2000.

         In 1996, the Company granted options under the 1992 Equity Plan with fair-market-value exercise prices as follows: to all current executive officers as a group, 325,590 shares; and to all non-executive officer employees, net of cancellations, 391,173 shares. The closing price of the Company's Class A Common Stock on April 18, 1997 as reported on the Nasdaq National Market System was $6.38. The number of options granted to the five most highly compensated individuals is set forth in column (e) of the Summary Compensation Table elsewhere in this Proxy Statement. In February 1997, the Company, upon the recommendation of the Committee, granted options for 400,000 shares each to the Company's Co-Chairmen, subject to the approval of the amendment to the 1992 Equity Plan by the stockholders. The exercise price of such options would be the 10-day average public trading price of the Class A Common Stock calculated immediately preceding approval of this amendment by the stockholders. No other person has been determined to receive an award representing more than 5% of the proposed increase in shares available under the 1992 Equity Plan.

         As of March 31, 1997, the aggregate market value of shares of Common Stock issuable pursuant to outstanding options under the 1992 Equity Plan was $12,369,598 based upon the closing price as quoted on the Nasdaq National Market at the close of trading on that date.

Material Features of Plan

         The 1992 Equity Plan provides that the Compensation Committee has authority to award stock options, stock appreciation rights, performance shares, restricted stock or stock units to eligible employees. The Compensation Committee has the authority to fix all terms of any award or awards granted.

         Eligible Participants. Under the 1992 Equity Plan, employees (including officers and consultants) of the Company may be granted awards. To date, the predominant awards have been options, either those which qualify as incentive stock options ("ISOs") under federal tax rules or those which do not so qualify ("Non-Qualified Options"). ISOs and Non-Qualified Options are sometimes collectively referred to as "options."

         Administration. The 1992 Equity Plan is administered by the Compensation Committee. Subject to the terms of the 1992 Equity Plan, the Compensation Committee has the authority to determine the persons to whom awards are granted, to determine the term of the award, and to determine all terms of awards granted.

         Option Price and Duration. The exercise price per share of Non-Qualified Options granted under the 1992 Equity Plan cannot be less than fifty percent (50%) of the fair-market value of the stock subject to the option on the date the option is granted. The exercise price per share of ISOs cannot be less than the fair-market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company, one hundred ten percent (110%) of the fair-market value of the Common Stock on the date of grant). The 1992 Equity Plan provides that each option shall expire on the date specified by the Compensation Committee, but not more than ten years from its date of grant and five years in the case of ISOs granted to an employee or officer holding more than ten percent (10%) of the voting stock of the Company.

         Exercise of Options. Each Option granted under the 1992 Equity Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation Committee may specify. Each option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Board has the right to accelerate the date of exercise of any installment of any option (subject to the $100,000-per-year limitation on the fair-market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

         Payment of Stock. Payment of the exercise price of an option granted under the 1992 Equity Plan may be made (i) in cash; (ii) by tendering Class A Common Stock of the Company; (iii) according to a deferred payment arrangement; or (iv) in any other form of legal consideration as provided by the terms of the option agreement. The 1992 Equity Plan contains terms providing for the exercise of options by or on behalf of former and deceased employees, respectively, as described below.

         Non-Assignability of Options. Only the optionee may exercise an option; no assignment or transfers are permitted except by will or by the laws of descent and distribution.

         Termination of Option Rights. If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of 30 days from the date of termination of employment. If an optionee is disabled, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability, by the optionee at any time within one year from the date of the optionee's disability. If an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of death, by the optionee at any time within eighteen
(18) months following the death of the optionee by the optionee's estate or by persons to whom the optionee's rights under such option pass by will or by the laws of descent and distribution. Non-Qualified

Options are subject to such termination and cancellation provisions as may be determined by the compensation Committee.

         Changes in Capitalization and Other Matters. Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1992 Equity Plan certain of which are subject to stockholder approval, and may terminate the 1992 Equity Plan, at any time (although such action shall not affect options previously granted). Any shares subject to an option granted under the 1992 Equity Plan, which for any reason expire or terminate unexercised, may again be available for future option grants. Unless terminated sooner, the 1992 Equity Plan will terminate on January 1, 2002, and options may be granted under the 1992 Equity Plan at any time prior to this date.

         Amendments. The 1992 Equity Plan may be amended by the Board, except that the stockholders of the Company must approve any amendment if such approval is required to comply with applicable tax or regulatory authorities.

         Federal Tax Considerations. The following general rules are applicable under current federal income tax law to ISOs under the 1992 Equity Plan:

         1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

         2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

         3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair-market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain or disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

         4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes.

         5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

         6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

         7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such a manner, special rules will apply.

         8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income.

A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

         The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1992 Equity Plan:

         1. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

         2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair-market value of the shares on the date of exercise over the exercise price.

         3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

         4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

         5. An optionee may be entitled to exercise a non-qualified option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If any optionee exercises a non-qualified option in such fashion, special rules will apply.

                             AMENDED PLAN BENEFITS *
                           1992 Equity Incentive Plan

         Name and Position                              Number of Units

         Ronald M. Shaich,                                      400,000
           Co-Chairman, Chief Executive officer
           and Director

         Louis I. Kane,                                         400,000
          Co-Chairman and Director


------------

* The Compensation Committee recommended to the Board of Directors, and the Board has approved, the grant of options for 400,000 shares of the Class A Common Stock to each of Messrs. Ronald Shaich and Louis Kane, provided that stockholder approval is granted as to amendment of the 1992 Equity Plan as described above. The exercise price of such options would be the 10-day average public trading price of the Class A Common Stock calculated immediately preceding approval of the amendment by the stockholders. Neither the Compensation Committee nor the Board of Directors has made any other determinations as to other recipients, benefits or amounts at this time.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE APPROVAL OF THE PROPOSAL
       TO AMEND THE COMPANY'S 1992 EQUITY INCENTIVE PLAN TO INCREASE FROM 2,500,000 TO 4,300,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.

               PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED
            FOR ISSUANCE UNDER THE 1992 EMPLOYEE STOCK PURCHASE PLAN
                             (Item 4 On Proxy Card)

         In October 1991, the Board adopted, subject to shareholder approval, the 1992 Employee Stock Purchase Plan ("1992 Purchase Plan"), to be effective January 1, 1992. This action was taken in order to replace the Company's Purchase Plan, which was terminated effective December 31, 1991, upon the implementation of the 1992 Purchase Plan. The 1992 Purchase Plan currently provides eligible employees of the Company with a means to purchase, through payroll deductions or lump sum payments, up to 150,000 shares of the Company's Class A Common Stock at a discount from market value. The Board of Directors has approved and recommends to the stockholders that they approve an amendment to increase the number of shares of Class A Common Stock authorized for issuance pursuant to the 1992 Stock Purchase Plan to 350,000 shares, an increase of 200,000 shares.

Material Features of Plan

         The 1992 Purchase Plan gives eligible employees the option to purchase Class A Common Stock through payroll deductions (which typically may not exceed 10% of an employee's prior year compensation) at 85% of the fair market value of the Class A Common Stock at the time the option is exercised. Typically, the Committee sets a maximum number of shares which may be purchased in one year; for 1996, the maximum was 40,000 shares. If option holders exercise options in any one year for a number of shares in excess of such maximum, then the number of shares to be purchased by such option holders is reduced ratably to bring the aggregate number of shares to be purchased down to the maximum. Options must be exercised in equal quarterly installments, on March 31, June 30, September 30 and December 31, in the year granted and are exercisable for such number of shares of Class A Common Stock as may be specified in writing by the holder of the option accompanied by payment of the option purchase price or a direction to apply toward the option purchase price the accumulated payroll deductions on that date. Any quarterly installment or portion thereof not exercised expires and may not be cumulated with subsequently exercised quarterly installments.

         A participant may withdraw from the 1992 Purchase Plan at any time and the entire amount credited to his or her payroll deduction account will be refunded. If a participant terminates employment, his or her participation in the 1992 Purchase Plan ends automatically and the entire amount credited to his or her account will be refunded.

         Eligible Participants. Generally, all full time and substantially full time employees, except holders of 5% or more of the total combined voting power of all classes of the Company's capital stock, are eligible to participate in the 1992 Purchase Plan. Such participation is on a purely voluntary basis. As of December 31, 1996, approximately 1,654 employees were eligible to participate.

         Plan Administration and Termination. The 1992 Purchase Plan provides for administration by the Committee. The Committee may terminate the 1992 Purchase Plan at any time and amend it in any respect, except that the approval of the shareholders is required for any amendment to increase the number of shares available for purchase under the 1992 Purchase Plan, to decrease the purchase price or to change the class of employees eligible to participate in the Purchase Plan.

         Federal Tax Considerations. The 1992 Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to purchase shares pursuant to the 1992 Purchase Plan will not realize income at the time the shares are purchased. If an employee disposes of such shares after two years from the date such shares are offered and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price or (ii) 15% of the fair market value of such shares at the time the option for such shares was granted. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, the Company will not be entitled to any deduction from income.

         If an employee disposes of the shares purchased under the 1992 Purchase Plan within such two year or one year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two year or one year period, the Company will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

         Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding combined voting interest of both classes of Common Stock.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE APPROVAL OF THE PROPOSAL
    TO AMEND THE COMPANY'S 1992 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE FROM
        150,000 TO 350,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.


                                 OTHER BUSINESS

         In addition to the business described above, there will be remarks by the Co-Chairmen of the Board and the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the Company.

         As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.


                             EXECUTIVE COMPENSATION


Report of the Compensation Committee

         This report is made by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors, the committee which is responsible for establishing the compensation, including base salary and incentive compensation, for the Company's Co-Chairman of the Board, Louis I. Kane and its Co-Chairman and Chief Executive Officer, Ronald M. Shaich.

     Philosophy

         The Compensation Committee seeks to set the compensation of the Company's Chief Executive Officer and Co-Chairmen at levels which are competitive with companies of similar size in the Company's industry. Messrs. Kane and Shaich share the overall responsibilities of Chairman of the Board of Directors. Mr. Shaich also has the overall responsibilities of Chief Executive and Chief Operating Officer. In addition to his responsibilities as Co-Chairman, Mr. Kane is actively involved in a number of areas of the Company, including real estate development, finance and international franchise development. The Compensation Committee examined compensation structures for the chief executive and chief operating officers of companies in the restaurant industry using generally available source material from business periodicals and other sources, and sought to structure the Chief Executive Officer's and Co-Chairmen's compensation at a competitive level appropriate to the comparable companies' group. The companies examined for purposes of evaluating and setting compensation of the Chief Executive Officer and Co-Chairmen are not necessarily included in the "Standard & Poor's 400 - MidCap Restaurant Index" used in the Stock Performance graph set forth under "Stock Performance" below.

     Compensation Structure

         As can be seen from the Summary Compensation Table included under "Compensation Tables" below, the compensation of the Chief Executive Officer and Co-Chairmen consists of two principal parts, salary and bonus, each of which is reviewed annually by the Committee. The compensation of the Chief Executive Officer and Co-Chairmen is structured to be competitive within the Company's industry and is based upon the general performance of the Company.

     Components of Compensation

         Salary. The salary shown in the Summary Compensation Table represents the fixed portion of compensation for the Chief Executive Officer and Co-Chairmen for the year. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the Company's industry.

         Bonus. The cash bonus is the principal incentive-based compensation paid annually to the Chief Executive Officer and Co-Chairmen. The Chief Executive Officer and Co-Chairmen will receive a bonus in a predetermined amount if the Company achieves its net income objective for the fiscal year. A higher bonus is paid if the Company exceeds the net income objective by a predetermined percentage. In determining the bonus amount, the Compensation Committee seeks to create an overall compensation package for the Chief Executive Officer and Co-Chairmen which is at the mid-point for comparable companies in the restaurant industry. For 1996, the Company did not achieve the net income objective and, therefore, no cash bonuses were paid to the Chief Executive Officer and Co-Chairmen.

         The Chief Executive Officer and Co-Chairmen may elect to take their respective bonuses in the form of 10-year, fully vested stock options for that number of shares of the Company's Class A Common Stock that could be purchased with an amount equal to two times the cash value of his bonus. The exercise price of the option equals the fair market value of the Company's Class A Common Stock on the date of grant.

         Stock Options. Neither Mr. Kane nor Mr. Shaich participates in either the Performance-Based Option Program under the Company's 1992 Equity Incentive Plan or the 1992 Employee Stock Purchase Plan. In order to provide what the Compensation Committee believes to be appropriate and continuing long-term incentives to its Chief Executive Officer and Co-Chairmen, and in order to align more fully the interests of the stockholders and the Chief Executive Officer and Co-Chairmen, the Compensation Committee in February 1997 granted, subject to approval by the Stockholders of the amendment to the Company's 1992 Equity Incentive Plan, to each of Messrs. Kane and Shaich a 10-year option, vesting equally over a five-year period (subject to continued employment), to purchase 400,000 shares of the Company's Class A Common Stock at an exercise price equal to the 10-day average public trading price of the Class A Common Stock calculated immediately preceding approval of this amendment by the stockholders. These grants were made in order to retain the services of Messrs. Kane and Shaich over the next five years, at a minimum. As these options have exercise prices equal to the market value of the Company's Class A Common Stock on the grant date, they provide incentive for the creation of stockholder value over the long term since their full benefit cannot be realized unless there occurs over time an appreciation in the price of the Company's Class A Common Stock. The Compensation Committee considers the number of shares to be an appropriate incentive for the Chief Executive officer and Co-Chairmen to continue to focus on building stockholder value. The Compensation Committee has not determined whether any ongoing program of long-term incentive compensation should or will be adopted with respect to its Chief Executive Officer and Co-Chairmen.

Deductibility of Executive Compensation

         The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Code which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Based on such review, the Compensation Committee believes that the limitation will have no effect on the Company in 1997.

                                                   Respectfully submitted,


                                                   James R. McManus
                                                   Chairman
                                                   Francis W. Hatch
                                                   Henry J. Nasella
                                                   Joseph Shaich


Report of the Chief Executive Officer

         This report is made by the Company's Chief Executive Officer, who is responsible for establishing the compensation, including salary, bonus and incentive compensation, for all of the Company's executive officers other than the Chief Executive Officer and Co-Chairmen of the Board.

     Philosophy

         In compensating its executive officers, the Chief Executive Officer seeks to structure a salary, bonus and incentive compensation package that will help attract and retain talented individuals and align the interests of the executive officers with the interests of the Company's stockholders.

     Components of Compensation

         There are two components to the compensation of the Company's executive officers: annual cash compensation (consisting of salary and bonus incentives) and long-term incentives.

         Cash Compensation. The Company participates annually in an industry-specific survey of executive officers, which serves as the basis for determining total target cash compensation packages, which are crafted individually for each executive officer. The individual's compensation consists of a base salary and contingent compensation based on actual performance against agreed-to expectations of performance. The individual compensation packages are structured so that, if the executive officer attains the expected level of achievement of each performance goal, the cash compensation of the executive officer will be approximately at the 75th percentile of the compensation of individuals occupying similar positions in the industry, using generally available surveys of executive compensation within the retail industry for companies with comparable revenues.

         At the beginning of each fiscal year, the Chief Executive Officer and each executive officer establish a series of individual performance goals which are specific to the executive's responsibilities. These goals seek to measure performance of each executive officer's job responsibilities: for executive officers whose responsibilities are operational in nature, attainment of operating group goals and objectives is stressed, and for corporate staff officers, overall Company performance measured by earnings-per share growth is utilized. Currently, the maximum potential cash bonus for the Company's executive officers, as a percentage of base salary, ranges from 20% to 60%.

         Thus, the Company's cash compensation practices seek to motivate executives by requiring excellent performance measured against both internal goals and competitive performance.

         Long-Term Incentive Compensation. The second element of executive compensation, long-term incentive compensation, currently takes the form of stock options granted under the Company's 1992 Equity Incentive Plan. Currently, stock options are granted under the Performance-Based Option program, which consists of a series of guidelines which provide for the periodic granting of specific amounts of stock options, denominated in dollars rather than in numbers of shares, depending upon the executive's position within the Company. Existing holdings of stock or stock options are not a factor in determining the dollar value of an individual executive officer's award.

         As is the case with short-term incentive compensation, at the beginning of each fiscal year, the Chief Executive Officer and each executive officer establish a series of individual performance goals specifically related to the executive's responsibilities and designed to measure execution of these responsibilities. In addition, a Company-wide performance goal measured in earnings-per-share growth is established. Further consideration is given to each executive officer's accountability and/or level of responsibility for managing one or more aspects of the Company's overall business. These factors are weighted for each executive officer, with greater emphasis and value being placed on those factors which could have a greater impact on the Company's long-term profitability. An individual executive officer's performance against each of these criteria is then graded at one of five levels: significantly less than expected, less than expected, as expected, exceeds expectation, and significantly exceeds expectation. Awards of options are then made based upon a dollar value, which increases as the executive officer achieves higher grades for overall performance.

         As often as seems appropriate, but at least annually, the Chief Executive Officer reviews the Company's executive compensation program to judge its consistency with the Company's compensation philosophy, whether it supports the Company's strategic and financial objectives, and whether it is competitive within the Company's industry.

Deductibility of Executive Compensation

         The Chief Executive Officer has reviewed the potential consequences for the Company of Section 162(m) of the Code which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Based on such review, the Chief Executive Officer believes that the limitation will have no effect on the Company in 1997.

                             Respectfully submitted,


                             Ronald M. Shaich
                             Chief Executive Officer


Severance Arrangements

         The Company has agreed to provide Mr. Postle with severance benefits equal to one year's base salary plus car allowance and insurance benefits if his employment is terminated other than for cause during the two-year period following the commencement of his employment. The Company has agreed to provide Mr. Abbott with severance benefits including six months' base salary plus car allowance and insurance benefits for six months if his employment is terminated other than for cause and for one year if such termination is due to a significant change in control in which more than fifty percent (50%) of the Company changes hands.

                               COMPENSATION TABLES

         The following table sets forth information concerning the compensation paid or accrued by the Company during the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, to or for the Company's Chief Executive Officer and its four other most highly compensated executive officers whose salary and bonus combined exceeded $100,000 for fiscal year 1996 (hereinafter referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                              Annual Compensation                   Compensation
                                     -----------------------------------------------------------        All Other
                                      Year    Salary    Bonus     Other Annual      Options/SARs       Compensation
Name and Principal Position                     ($)      ($)        Comp.($)            (#)                 ($)
---------------------------          -------   -----    -----    ----------------   ------------       ------------
Ronald M. Shaich................      1996   249,519        -         1,428                --                 --
  Co-Chairman and Chief               1995   241,346        -         1,428           100,000(a)
  Executive Officer                   1994   250,000        -         1,428            72,293(b)

Louis I. Kane...................      1996   249,519        -        17,640                --                 --
  Co-Chairman                         1995   241,346        -         9,828           100,000(a)
                                      1994   250,000        -         8,450            72,293(b)

Richard C. Postle (c)...........      1996   250,000    75,000        7,436            30,000
  President, Saint                    1995    77,885        -         1,538            46,822             35,000(d)
  Louis Bread

Maxwell T. Abbott (e)...........      1996   170,000    27,667        6,440               --
  Senior Vice President --            1995    90,577    27,983        3,134            21,617(f)          84,570(d)
  Technical Services

Samuel H. Yong..................      1996   170,000    57,375        6,600            19,798
  President, International            1995   161,634    67,575        6,600             6,306
  and Trade Channels                  1994   128,774    48,000        4,600            22,096(g)          40,000(d)

--------------------
(a) Consists of an option for 100,000 shares granted in fiscal 1996 in order to reflect compensation earned for performance in fiscal 1995.

(b) Consists of an option for 72,293 shares granted in fiscal 1995 in order to reflect compensation earned for performance in fiscal 1994.

(c) Mr. Postle began his employment with the Company in August 1995.

(d) Represents one-time relocation payments to Messrs. Postle, Abbott and Yong.

(e) Mr. Abbott began his employment with the Company in June 1995.

(f) Includes options for 4,423 shares granted in fiscal 1996 in order to reflect compensation earned for performance in fiscal 1995.

(g) Includes options for 12,698 shares granted in fiscal 1995 in order to reflect compensation earned for performance in fiscal 1994.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 Individual Grants
                            --------------------------
                                            Percent of                                               Potential Realizable
                             Number of         Total                                                 Annual Rates of Stock
                            Securities       Options/                                               Value at Assumed Price
                            Underlying         SARs                                                      Appreciation
                             Options/       Granted to                                              Prices for Option Term
                               SARs          Employees       Exercise or                                      ($)*
                              Granted        in Fiscal       Base Price       Expiration            ----------------------
        Name                    (#)            Year            ($/Sh)            Date                5%             10%
        ----                  -------         ------          --------          ------              ----           -----
Ronald M. Shaich..........    100,000         14.0%             $7.13              2/1/06         $448,402      $1,136,338

Louis I. Kane.............    100,000         14.0%             $7.13              2/1/06         $448,402      $1,136,338

Samuel H. Yong............      3,030          0.4%             $8.25            12/31/05          $15,721         $39,840
                                2,941          0.4%             $8.50             3/31/06          $15,721         $39,841
                                6,923          1.0%             $8.73             5/31/06          $38,009         $96,322
                                3,333          0.5%             $7.50             6/28/06          $15,721         $39,840
                                3,571          0.5%             $7.00             9/27/06          $15,720         $39,839

Maxwell T. Abbott.........      4,423          0.6%             $8.73             5/31/06          $24,283         $61,539

Richard C. Postle.........     30,000          4.2%             $6.13            10/10/06         $115,654        $293,089

---------------------
* The dollar amounts in this table are the result of calculations at stock appreciation rates specified by the Securities and Exchange Commission and are not intended to forecast actual future appreciation rates of the Company's stock price.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                    Number of Securities
                                                   Underlying Unexercised
                                                 Options/SARs at FY-End (#)
                                                 --------------------------
        Name                                      Exercisable/Unexercisable
        ----                                     --------------------------
        Ronald M. Shaich......................           277,330/--

        Louis I. Kane.........................           277,330/--

        Samuel H. Yong........................         7,245/52,118

        Maxwell T. Abbott.....................            --/21,617

        Richard C. Postle.....................            --/76,822

                      OWNERSHIP OF AU BON PAIN COMMON STOCK

         The following table sets forth certain information as of March 31, 1997, with respect to the Company's Class A and Class B Common Stock owned by
(1) each director of the Company, (2) the executive officers named in the Summary Compensation Table, (3) all directors and executive officers of the Company as a group, and (4) each person who is known by the Company to beneficially own more than five percent of the Company's capital stock. Unless otherwise indicated in the footnotes to the table, all stock is owned of record and beneficially by the persons listed in the table.

                                                           Class A Common                 Class B Common
Name and, with respect to owner                        -----------------------         -----------------------    Combined Voting
   of more than 5%, address                            Number       Percent (1)       Number        Percent (2)    Percentage (3)
------------------------------                        --------      -----------      --------       -----------   --------------
Ronald M. Shaich...............................      280,286 (4)       2.7%         1,080,111 (5)      66.2%           23.1%
  Co-Chairman, Director
  and Chief Executive Officer
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Louis I. Kane..................................      278,580 (6)       2.7%           153,736           9.4%           4.9%
  Co-Chairman and Director
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Joseph Shaich..................................       18,542 (7)          *           140,000           8.6%           2.9%
  Director
  4921 Jeremy Drive
  Las Vegas, NV 89113

Francis W. Hatch...............................       26,542 (7)(8)       *            64,356 (9)       3.9%           1.5%
  Director

George E. Kane.................................       18,942 (7)(10)      *            20,000           1.2%             *
  Director

James R. McManus...............................       18,542 (7)          *                --             --             *
  Director

Henry J. Nasella...............................       15,080 (11)         *                --             --             *
  Director

Samuel H. Yong.................................        7,265 (12)         *                --             --             *
  President, International & Trade Channels

Richard C. Postle..............................          499              *                --             --             *
  President, Saint Louis Bread

Maxwell T. Abbott..............................           --             --                --             --            --
  Senior Vice President, Technical Services

All directors and officers as
  a group (16 persons).........................      794,236 (13)      7.2%         1,478,363          90.5%           33.2%

                                      -18-



                                                           Class A Common                 Class B Common
Name and, with respect to owner                        -----------------------         -----------------------    Combined Voting
   of more than 5%, address                            Number       Percent (1)       Number        Percent (2)    Percentage (3)
------------------------------                        --------      -----------      --------       -----------   --------------
Morgan Stanley Group Inc. (14)(15).............      1,331,215         11.7%               --             --           8.2%
  1251 Avenue of the Americas
  New York, NY  10020

PG Investors, Inc. (14)(16)....................      1,326,468         11.6%               --             --           8.1%
  1251 Avenue of the Americas
  New York, NY  10020

Princes Gate Investors, L.P. (14)(17)..........        993,896          9.0%               --             --           6.2%
  1251 Avenue of the Americas
  New York, NY  10020

Brown Capital Management.......................        852,950          8.5%               --             --           5.7%
  809 Cathedral Street
  Baltimore, MD  21201

Acorn Investment Trust,
  Series Designated Acorn Fund (18)............        634,000          6.3%               --             --           4.2%
  227 West Monroe Street, Suite 3000
  Chicago, IL  60606

Wanger Asset Management, L.P. (19).............        634,000          6.3%               --             --           4.2%
  227 West Monroe Street, Suite 3000
  Chicago, IL  60606

Fund Asset Management (20) ....................
  c/o Merrill Lynch & Co., Inc.                        614,300          6.1%               --             --           4.1%
  World Financial Center
  North Tower
  250 Vesey Street
  New York, NY  10281

-------------

* less one percent.

(1) Percentage ownership of Class A Common Stock is based on 10,092,430 shares issued and outstanding plus shares subject to options exercisable within sixty days of March 31 held by the stockholder or group.

(2) Percentage ownership of Class B Common Stock is based on 1,632,947 shares issued and outstanding plus shares subject to options exercisable within sixty days of March 31 held by the stockholder or group.

(3) This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote while each share of Class B Common Stock is entitled to three votes.

(4) Consists of (a) 1,310 shares, of which 1,260 shares are owned by Mr. Shaich's spouse and as to which Mr. Shaich disclaims beneficial ownership; and (b) options exercisable within 60 days for 278,976 shares, of which options for 1,646 shares are owned by Mr. Shaich's spouse and as to which Mr. Shaich disclaims beneficial ownership.

(5) Includes 524 shares owned by Mr. Shaich's spouse; Mr. Shaich disclaims any beneficial interest in such shares.

(6) Consists of (a) 1,250 shares, of which 1,200 shares are owned by Mr. Kane's spouse and as to which Mr. Kane disclaims beneficial ownership; and (b) options exercisable within 60 days for 277,330 shares.

(7) Includes options for 18,542 shares exercisable within sixty days of March 31, pursuant to the Directors' Plan for independent directors.

(8) Also includes 8,000 shares, of which 4,000 shares are owned by Mr. Hatch's spouse and as to which Mr. Hatch disclaims beneficial ownership.

(9) Includes 22,338 shares owned by Mr. Hatch's spouse and as to which Mr. Hatch disclaims beneficial ownership.

(10)      Also includes 400 shares owned by Mr. Kane.

(11) Consists of 1,000 shares owned by Mr. Nasella and options for 14,080 shares exercisable within sixty days of March 31, pursuant to the Directors' Plan for independent directors.

(12) Consists of (a) options for 7,245 shares exercisable within sixty days of March 31; and (b) 20 shares owned by Mr. Yong's minor children and as to which Mr. Yong disclaims any beneficial ownership.

(13) Includes options for 770,071 shares exercisable within sixty days of March 31.

(14) Information included is based solely upon a Schedule 13D filed with the Commission, jointly on behalf of Morgan Stanley Group Inc. ("MS Group"), PG Investors, Inc. ("PGI") and Princes Gate Investors, L.P. ("Princes Gate L.P."). PGI Investors, Inc. is a wholly-owned subsidiary of Morgan Stanley Group Inc., and is the general partner of Princes Gate Investors, L.P. On December 22, 1993, the Company issued to several purchasers, including Princes Gate L.P., $30,000,000 in aggregate principal amount of 4.75% Convertible Subordinated Notes due 2001 (the "Notes"). The Notes are convertible into fully paid and non-assessable shares of Class A Common Stock at a conversion price (subject to adjustment) equal to $25.50 principal amount for each share of Class A Common Stock, or currently 1,176,468 shares of Class A Common Stock in the aggregate.

(15) Includes (a) 4,247 shares of Class A Common Stock owned by its wholly-owned subsidiary, Morgan Stanley & Co. Incorporated ("MS & Co.") in its capacity as a market-maker in the Company's Class A Common Stock, (b) 500 shares of Class A Common Stock over which MS & Co. exercises discretionary authority on behalf of customers, and (c) since PGI exercises investment management, voting and/or disposition control over all of the Notes and the underlying shares of Class A Common Stock obtainable upon conversion of the Notes, 1,176,468 shares of Class A Common Stock obtainable upon conversion of the Notes. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 150,000 shares, exercisable at $5.62 per share through July 24, 2001.

(16) Since PGI exercises investment management, voting and disposition control over the Notes and the underlying shares of Class A Common Stock obtainable upon conversion of the Notes, includes 1,176,468 shares of Class A Common Stock obtainable upon conversion of the Notes. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 150,000 shares, exercisable at $5.62 per share through July 24, 2001.

(17) Includes 881,504 shares of Class A Common Stock obtainable upon conversion of the Notes currently held by Princes Gate L.P. In connection with a financing transaction consummated in July 1996, also includes a Class A Common Stock purchase warrant issued for 112,392 shares, exercisable at $5.62 per share through July 24, 2001.

(18) Power over voting and disposition of these securities is shared with Wanger Asset Management, L.P., which is the investment adviser of Acorn Investment Trust, Series Designated Acorn Fund.

(19) Includes 634,000 shares beneficially owned by Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"), with respect to which the Trust has delegated to Wanger Asset Management, L.P. ("WAM") shared voting power and shared dispositive power. WAM serves as investment adviser to the Trust.

(20) Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), and Princeton Services, Inc. ("PSI"), are parent holding companies pursuant to the Securities Exchange Act of 1934. PSI is the general partner of Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM"), and Merrill Lynch Asset Management L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). The following entities, (a) ML&Co., (b) ML Group, a wholly-owned direct subsidiary of ML&Co., and (c) PSI, a wholly-owned direct subsidiary of ML Group, may all be deemed to be the beneficial owner of certain of these shares by virtue of PSI being the general partner of FAM and MLAM. FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and may be deemed to be the beneficial owner of certain of these shares by virtue of its acting as investment adviser to one or more investment companies and to one or more private accounts. One registered investment company advised by FAM, Merrill Lynch Special Value Fund, Inc., is the beneficial owner of these shares, and is a reporting person. MLAM is an investment advisor registered under
         Section 203 of the Investment Advisors Act of 1940 and may be deemed to be the beneficial owner of these shares by virtue of its acting as investment adviser to one or more investment companies registered under
         Section 8 of the Investment Company Act and to one or more private accounts. ML&Co., ML Group and PSI disclaim beneficial ownership of these shares


                          TOTAL RETURN TO STOCKHOLDERS
                 (Assumes $100 investment on December 31, 1991)

         The following graph and chart compare the cumulative annual stockholder return on the Company's Common Stock over the period commencing December 31, 1991 through December 31, 1996 to that of the total return index for the Nasdaq Stock Market (U.S. Companies) and the Standard & Poor's 400 - MidCap Restaurant Index, assuming the investment of $100 on December 31, 1991. In calculating total annual stockholder return, reinvestment of dividends is assumed. The stock performance graph and chart below are not necessarily indicative of future price performance.

 Line graph using plot points shown in table below:

                                    12/31/91   12/31/92   12/31/93   12/30/94   12/29/95   12/28/96
                                    --------   --------   --------   --------   --------   --------
Au Bon Pain Co., Inc.                $100.00    $160.61    $137.88    $96.97     $50.00     $39.39
S&P 400 - MidCap Restaurant Index    $100.00    $113.58    $142.24    $98.29     $97.10     $93.14
Nasdaq Composite (US)                $100.00    $114.50    $131.43    $128.23    $188.47    $231.82


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Joseph Shaich was engaged to provide management and financial consulting services to the Company for fiscal 1996. Mr. Shaich's consulting arrangement, which was ratified by the Board of Directors in January 1996 for the year ending December 28, 1996, provided for the payment of $50,000 for services provided to the Company. This fee was determined pursuant to negotiations between Mr. Shaich and the Company and was not based on an hourly rate. Mr. Shaich is not employed as a consultant for fiscal 1997.

         Loans to Directors and Executive Officers. John P. Billingsley, Senior Vice President Development, was indebted to the Company for an amount equal to $111,630 at March 31, 1997. The loan matures on June 1, 1997 and bears interest at the prime rate as provided by USTrust. The maximum aggregate amount outstanding under this loan during 1996 was $139,630. The loan is a personal loan.


                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Proposals of stockholders of the Company (including director nominations) intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1997 to be included in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders. Nominations and proposals of stockholders may be submitted to the Company for consideration at the 1998 Annual Meeting of Stockholders if certain conditions set forth in the Company's By-laws are satisfied, although such nominations and proposals will not be included in the proxy statement and form of proxy relating to that annual meeting unless submitted in accordance with the time limits and other requirements set forth above and in the related rules of the Securities and Exchange Commission.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and Nasdaq. Officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         In accordance with the provisions of Item 405 of Regulation S-K, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 28, 1996, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were satisfied, except that (a) George E. Kane filed a late Form 5 to report three (3) grants of stock options that should have been earlier reported on Forms 4 and failed to file Forms 5 for 1994 and 1995; (b) Francis W. Hatch filed a late Form 4 to report two (2) acquisitions of Class A Common Stock, a late Form 5 to report (3) grants of stock options that should have been earlier reported on Forms 4 and failed to file Forms 5 for 1994 and 1995; (c) James R. McManus filed a late Form 5 to report four (4) grants of stock options that should have been reported on earlier Forms 4 and failed to file Forms 5 for 1994 and 1995; (d) Henry J. Nasella filed a late Form 5 to report three (3) grants of stock options that should have been reported on earlier Forms 4 and failed to file a Form 5 for 1995; (e) Joseph Shaich filed a late Form 5 to report three (3) grants of stock options that should have been reported on earlier Forms 4 and failed to file Forms 5 for 1994 and 1995; and (f) Robert Taft filed a late Form 3 to report the commencement of his employment as an officer of the Company.


         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR 1996 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS COORDINATOR, AU BON PAIN CO., INC., 19 FID KENNEDY AVENUE, BOSTON, MASSACHUSETTS 02210.

                        [PROXY FOR CLASS A COMMON STOCK]

                              AU BON PAIN CO., INC

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held on Thursday, June 12, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Au Bon Pain Co., Inc.


  X      Please mark
        votes as in
        this example.

----------------------------------------
      Au Bon Pain Co., Inc.
        Class A Common Stock
----------------------------------------

      1.Election of Directors.
                  Louis I. Kane
                  James R. McManus
                                For         Withhold      For All Except

                                ---         --------      --------------

        NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

      2.Ratification of the action of the Directors reappointing Coopers &
        Lybrand L.L.P. as auditors for the Company.
                                            For     Against    Abstain

                                            ---     ------     -------

      3.Approval of an amendment to the Company's 1992 Equity Incentive Plan to increase the number of shares of Class A Common Stock available for awards thereunder.
                                            For     Against    Abstain

                                            ---     ------     -------

      4.Approval of an amendment to the Company's 1992 Employee Stock Purchase
        Plan to increase the number of shares of Class A Common Stock available for purchase thereunder.
                                            For     Against    Abstain

                                            ---     ------     -------

      5.In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


        Mark box at right if an address change or comment has been noted on the
        reverse side of this card.    __________________________

Please be sure to sign and date this Proxy.       Date:______________


--------------------------                       ------------------------------
Stockholder sign here                            Co-owner sign here


                              AU BON PAIN CO., INC.
                              19 Fid Kennedy Avenue
                           Boston, Massachusetts 02210

                 Annual Meeting of Stockholders - June 12, 1997
               Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Ronald M. Shaich and Louis I. Kane as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the 1997 Annual Meeting of Stockholders of Au Bon Pain Co., Inc. to be held at the offices of USTrust, 40 Court Street, 12th Floor, Boston, Massachusetts, on Thursday, June 12, 1997, at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

------------------------                     ----------------------------------

------------------------                     ----------------------------------

------------------------                     ----------------------------------

                        [PROXY FOR CLASS B COMMON STOCK]

                              AU BON PAIN CO., INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held on Thursday, June 12, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Au Bon Pain Co., Inc.


  X     Please mark
        votes as in
        this example.

----------------------------------------
      Au Bon Pain Co., Inc.
        Class A Common Stock
----------------------------------------

      1.Election of Directors.
                  Louis I. Kane
                  James R. McManus
                                For         Withhold      For All Except

                                ---         --------      --------------

        NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

      2.Ratification of the action of the Directors reappointing Coopers &
        Lybrand L.L.P. as auditors for the Company.
                                            For     Against    Abstain

                                            ---     ------     -------

      3.Approval of an amendment to the Company's 1992 Equity Incentive Plan to increase the number of shares of Class A Common Stock available for awards thereunder.
                                            For     Against    Abstain

                                            ---     ------     -------

      4.Approval of an amendment to the Company's 1992 Employee Stock Purchase
        Plan to increase the number of shares of Class A Common Stock available for purchase thereunder.
                                            For     Against    Abstain

                                            ---     ------     -------

      5.In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


        Mark box at right if an address change or comment has been noted on the
        reverse side of this card.     _________________________

Please be sure to sign and date this Proxy.       Date:______________


--------------------------                       ------------------------------
Stockholder sign here                            Co-owner sign here


                              AU BON PAIN CO., INC.
                              19 Fid Kennedy Avenue
                           Boston, Massachusetts 02210

                 Annual Meeting of Stockholders - June 12, 1997
               Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Ronald M. Shaich and Louis I. Kane as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the 1997 Annual Meeting of Stockholders of Au Bon Pain Co., Inc. to be held at the offices of USTrust, 40 Court Street, 12th Floor, Boston, Massachusetts, on Thursday, June 12, 1997, at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.


HAS YOUR ADDRESS CHANGED?                           DO YOU HAVE ANY COMMENTS?

------------------------                     ----------------------------------

------------------------                     ----------------------------------

------------------------                     ----------------------------------